Exhibit 99.3

# Third Quarter 2018 Teleconference

Ecolab's webcast, including the quarterly earnings announcement, discussion and earnings guidance, and related presentation slides, is available to the public on Ecolab's website at www.ecolab.com/investor. Replays of this and prior webcasts and related materials are available at that site. Listening to a webcast requires Internet access, Windows Media Player or other compatible streaming media player.

ECOLAB THIRD QUARTER 2018

3Q 2018 Overview

◢Sales:

▪	Reported sales +5%; fixed currency sales were +6%, with acquisition adjusted fixed currency sales +7%.
▪	New business growth, share gains, pricing and new product introductions drove acquisition adjusted fixed currency sales increases across all business segments.

◢Operating Income:

▪	Reported operating margin -200 bps; adjusted fixed currency operating margin -10 bps.
▪	Reported operating income -8% with adjusted operating income +5%; adjusted fixed currency operating income +6%.
▪	Pricing, volume growth and cost saving initiatives more than offset higher delivered product costs and investments in the business during the quarter.

◢Earnings:

▪	Reported diluted EPS $1.48, +10% versus last year.
▪	Adjusted diluted EPS $1.53, +11% versus last year, benefiting from a lower tax rate.

◢Outlook:

▪	2018: Adjusted diluted EPS forecast revised to $5.20 to $5.30, +11% to 13%. Prior forecast was $5.30 to $5.50.
▪	4Q 2018: Adjusted EPS of $1.49 to $1.59, +8% to 15%.

SUMMARY

Ecolab’s solid growth momentum continued in the third quarter.  New business gains, accelerating pricing and product innovation drove strong third quarter acquisition adjusted fixed currency sales increases in all our business segments.  That strong top line growth, along with cost efficiency and a reduced tax rate, yielded the third quarter’s 11% adjusted earnings per share increase.

We continue to expect attractive double-digit diluted earnings per share growth in 2018.  We look for further strong acquisition adjusted fixed currency sales growth in the fourth quarter and for full year 2018 as we once again work aggressively to outpace our markets, and as we benefit from accelerated pricing, new business gains and investments we have made to further improve sales and service force effectiveness and profitability.  We are taking the right actions to drive profitable growth in this challenging delivered product cost and currency exchange environment.  Since our initial 2018 earnings per share forecast, delivered product costs have risen dramatically and continuously, while currency exchange has become unfavorable.  Together, they have represented $0.75 per share of headwinds to our initial 2018 forecast.  We have offset the bulk of those headwinds through accelerated pricing, improved volume growth, new product innovation, productivity improvements and cost efficiency actions.  However, the most recent increases leave insufficient time to implement the pricing and cost efficiency actions needed to fully offset them in this year. As a result, we are lowering our forecast and now expect 2018 full year adjusted diluted earnings per share in the $5.20 to $5.30 per share range, up 11%-13%.  Our prior forecast was $5.30 to $5.50.  At current rates of exchange, we expect foreign currency translation to have a $0.01 unfavorable impact on diluted earnings per share, which is approximately $0.04 unfavorable to our previous expectation.

We look for fourth quarter adjusted diluted earnings per share to be in a $1.49 to $1.59 per share range, increasing 8% to 15% over the prior year.  Currency translation is expected to have an unfavorable impact of approximately $0.04 per share in the fourth quarter.

Our increased volume and pricing have yielded accelerating fixed currency operating income growth through 2018, and they provide good momentum for us as we exit the year. We expect to continue to drive improving sales and margin growth as we leverage our large market opportunities and deliver best results for our customers and returns for our shareholders.

HIGHLIGHTS

•	Third quarter reported diluted earnings per share were $1.48.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, third quarter 2018 adjusted diluted earnings per share increased 11% to $1.53. This compared with adjusted diluted earnings per share of $1.38 a year ago.

•

Reported consolidated sales rose 5%.  Acquisition adjusted fixed currency sales increased 7%, with strong growth across all business segments. Regionally, acquisition adjusted fixed currency sales growth was led by North America and Latin America.

•

Reported operating margins decreased 200 basis points. Adjusted fixed currency operating margins decreased 10 basis points as volume, price and efficiency gains were modestly offset by rising delivered product costs in the quarter.  Adjusted operating income grew 5% and adjusted fixed currency operating income rose 6%, continuing the good acceleration shown throughout 2018.

•	The adjusted operating income gain, along with a lower tax rate, yielded the 11% increase in third quarter 2018 adjusted diluted earnings per share.
•	We continue to work aggressively to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing, productivity and cost efficiencies to grow our top and bottom lines at improved rates.  We also see continued solid underlying sales volume and pricing across our business segments. However, after offsetting the bulk of the $0.75 per share of increased delivered product cost and currency exchange headwinds since our initial 2018 forecast, we expect the fourth quarter will see further significant increases that leave insufficient time to offset them this year.

•

We now expect 2018 adjusted diluted earnings per share to rise 11% to 13% to the $5.20 to $5.30 range, excluding special gains and charges and discrete tax items, as volume and price gains offset the impact of higher delivered product costs and business investments.

•	Fourth quarter adjusted diluted earnings per share are expected to be in the $1.49 to $1.59 range, up 8% to 15%.
•

Work on the previously announced $200 million savings efficiency initiative, which is leveraging our recent technology and systems investments and organizational changes, is making good progress and will benefit the fourth quarter. We expect these actions to simplify our structures, improve future sales growth and increase operating efficiency while delivering better customer outcomes.

•

In summary, we expect strong top line momentum in our business over the balance of the year to more than offset higher costs and deliver operating income gains, and along with cost efficiency actions and a lower tax rate yield  11% to 13% adjusted diluted earnings per share growth this year. Importantly, despite these significant headwinds, we continue to make the right investments in key areas of differentiation, including product innovation and digital investments, to develop superior growth for the future, and we expect to sustain strong momentum exiting the year.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	5%
Pricing	2%
Subtotal	7%
Acq./Div.	-1%
Fixed currency growth	6%
Currency impact	-1%
Total	5%

Amounts in the table above reflect rounding

Ecolab’s third quarter reported sales increased 5% when compared to the year ago period.  Fixed currency sales grew 6%, and acquisition adjusted fixed currency sales increased 7%.  Looking at the growth components, volume and mix rose 5% and pricing increased 2%.   Acquisitions and divestitures were a negative 1% and currency was a negative 1% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	6%	6%
Water	7%	7%
Paper	16%	10%
Life Sciences	11%	11%
Textile Care	1%	1%
Total Global Industrial	8%	7%

FOOD & BEVERAGE

Third quarter fixed currency Food & Beverage sales rose 6% as corporate account wins, share gains and pricing more than offset generally flat industry trends. Globally, we saw strong growth in our beverage and brewing, dairy and protein businesses, with moderate growth in food. Regionally, fixed currency sales growth was strong in Latin America, with good growth in Asia Pacific, Europe and North America.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect to show continued strong growth in the fourth quarter.

WATER

Water sales continued to show strong momentum in the third quarter as fixed currency sales increased 7%.  All major businesses showed good growth.  Light industry water treatment sales were led by its innovative technology and service offerings. Heavy industry sales benefited from sales force investments and improved market conditions. Mining gains were led by new business wins. Sales increased in all major regions.

We remain focused on strengthening our corporate account and enterprise sales teams, innovative new products, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We expect continued strong growth in the fourth quarter from further gains in light, heavy and mining.

PAPER

Third quarter fixed currency Paper sales increased 16%; acquisition adjusted fixed currency sales increased a very strong 10% driven by both good pricing and volume gains that benefited from our innovative offerings and service model.  Growth was strong across all regions.

We continue to focus on maximizing results for our customers through minimizing their water use and optimizing their total cost in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show further strong growth in the fourth quarter through continued globalization of best practices, price increases and a focus on delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences third quarter fixed currency sales increased 11% as good growth was driven by business wins and pricing in both the pharmaceutical and personal care markets.

We continue to build our sales and service team, our product innovation remains strong and our new business pipeline looks solid. We expect good growth from Life Sciences for the fourth quarter.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	5%	5%
Specialty	9%	8%
Healthcare	3%	3%
Total Global Institutional	6%	5%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 5% in the third quarter against a hurricane-impacted quarter last year. Global lodging demand continued to show moderate growth.  Global full-service restaurant industry foot traffic remained soft.  Looking at Institutional’s regional fixed currency sales, North America, Latin America, and Asia Pacific rose moderately, while Europe sales, adjusted for acquisitions, were up slightly.

We continue to use our strong value proposition to aggressively drive sales and win new business, increase our share in existing units, develop emerging chain relationships, improve pricing and enhance our service delivery to customers across all regions and end markets.  These actions leverage our strong line of new innovation across core platforms that improve customer results and reduce their water, energy and labor costs. We also continue to focus on business with appropriate margin, and this has resulted in the exit of certain low margin business. We expect to further build on our industry leadership position and show solid Institutional sales growth in the fourth quarter.

SPECIALTY

Acquisition adjusted third quarter Specialty sales grew 8% in fixed currencies, benefiting from strong ongoing business and the rollout of new account wins. We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business gains remain robust, led by improved service coverage, new product innovation, additional customer solutions and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning. The food retail business posted a solid quarter, with good underlying growth reflecting continued new customer additions and product introductions.

Momentum remains good in the Specialty business.  With a solid new business pipeline, our ongoing investments in new products and digital offerings, increased solutions for customers and an expanded sales and service force, we expect a strong fourth quarter and another year of attractive growth for Specialty in 2018.

HEALTHCARE

Healthcare sales rose 3% in the third quarter. We saw similar gains in North America and Europe led by growth in our environmental hygiene program sales, which more than offset lower sales of non-program and deemphasized non-core products.

We expect Healthcare sales to post modest gains in the fourth quarter. Sales of our integrated environmental hygiene programs continue to grow as we execute the Ecolab value proposition.  By combining innovative products, premium on-site service programs and digital solutions that only Ecolab can deliver, we help reduce healthcare acquired infections and increase operational efficiencies for our customers. Customer results from our program approach have proven successful and interest levels remain very attractive, providing confidence in the long-term growth potential for the business. We continue to drive this program approach and expect it to yield improving future sales results for Healthcare as it offsets the impact of continued difficult industry conditions.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	9%	10%

Third quarter acquisition adjusted fixed currency Energy segment sales increased 10% as the segment benefited from improved volume and pricing. Within our upstream business, well stimulation once again recorded very strong growth.  The production business delivered a solid increase, driven by strong U.S. onshore activity which was partially offset by soft international sales.  Downstream sales showed moderate growth.

We expect modest fourth quarter 2018 Energy segment sales growth as it compares against a strong period last year that was positively impacted by the timing of some production business sales. We believe the underlying sales growth for the Energy segment remains in the mid to upper single-digit range.  We expect to show good growth into 2019 as new business wins are driven by our innovative products, high value service offering and strong customer relationships, international activity increases and as we benefit from our focus on improving margins through better pricing and cost efficiency.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	15%	7%
Colloidal Technologies	19%	19%
Total Other	-6%	8%
Note: Equipment Care was sold November 1, 2017

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 15% in the third quarter.  Acquisition adjusted fixed currency sales growth remained strong, increasing 7%, led by good sales growth in food & beverage and hospitality markets.   Regionally, North America, Asia Pacific and Latin America showed strong growth with good gains from Europe.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies.  We expect Pest Elimination sales to show continued good growth in the fourth quarter led by gains in all markets.

ADOPTION OF NEW ACCOUNTING STANDARDS

Beginning in 2018, Ecolab adopted the new FASB revenue recognition and pension accounting standards. We reclassified certain costs, primarily compensation, from selling, general, and administrative (SG&A) expenses to cost of sales (COS), to align with the costs of providing newly classified service revenue upon adoption of the new revenue standard. Adoption of the new revenue recognition standard reduced 2017 adjusted diluted earnings per share by $0.01.

We also adopted the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension income are recorded below operating income in other (income)/expense.  We adopted the new standards retrospectively and revised the 2017 financial information to reflect the adoption of the standards.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2018	% sales	2017	% sales	% change
Gross Profit	$ 1,547.0	41.3%	$ 1,499.9	42.1%	3%

Third quarter gross margins adjusted for special charges were 41.4%, 70 basis points below last year’s adjusted margin. Higher delivered product costs and the impact of growth within Global Energy (which on average has a lower gross margin) more than offset the impact from increased pricing and cost savings.

($ millions, unaudited)	2018	% sales	2017	% sales	% change
SG&A	$ 955.2	25.5%	$ 930.9	26.1%	3%

SG&A expenses represented 25.5% of third quarter sales, a decrease of 60 basis points from last year as sales volume leverage, the 2017 restructuring, cost savings actions and the impact of growth within Global Energy (which on average has a lower SG&A ratio) more than offset investments in the business.

($ millions, unaudited)	2018	% sales	2017	% sales	% change
Consolidated Op. Inc.	$ 516.2	13.8%	$ 564.1	15.8%	-8%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 616.9	15.9%	$ 581.7	16.0%	6%

Consolidated operating margins were 13.8%.  Adjusted for special charges, fixed currency operating income margins were 15.9%, declining 10 basis points from last year’s comparable margin.  Adjusted fixed currency operating income increased 6%.  Pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Industrial Op. Inc.	$224.9	15.9%	$217.4	16.6%	3%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 2%.  Margins declined 70 basis points as pricing, sales volume gains and cost savings were more than offset by higher delivered product costs and investments in the business.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Institutional Op. Inc.	$292.5	21.8%	$276.1	21.8%	6%

Acquisition adjusted fixed currency operating income for the Global Institutional segment increased 6%.  Acquisition adjusted margins increased 10 basis points as pricing, sales volume gains and cost savings offset investments in the business and higher delivered product costs.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Energy Op. Inc.	$94.1	10.6%	$89.8	11.0%	5%

Divestiture adjusted fixed currency Global Energy segment operating income rose 4%.  Divestiture adjusted margins declined 50 basis points as pricing and volume gains were more than offset by higher delivered product costs.  Excluding the previously disclosed favorable legal settlement in the year ago period, underlying operating income growth was low double-digits and margins improved slightly versus last year.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Other Op. Inc.	$48.3	20.7%	$41.4	16.7%	17%

Acquisition and divestiture adjusted fixed currency operating income for the Other segment rose 18% and margins were 20.9%. The 180 bps increase reflected pricing and sales volume gains, which benefited from Colloidal Technologies, that more than offset increased field-related costs.

($ millions, unaudited)	2018	2017
Corporate
Corp. Expense	($42.9)	($43.0)
Special Gains/(Charges)	(79.2)	(5.2)
Total Corporate Expense	($122.1)	($48.2)

The corporate segment expense includes amortization expense of $43 million in both the third quarter of 2018 and 2017 related to the Nalco merger intangible assets. Corporate segment operating income also includes net special charges of $79 million ($60 million after tax) primarily related to the previously announced efficiency initiative.

Special gains and charges for the third quarter of 2017 were a net charge of $5 million ($2 million after tax).

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the third quarter of 2018 was 9.0% compared with the reported rate of 24.6% in the third quarter of 2017.  The decrease in the reported tax rate was due to the impact of special gains and charges, and discrete tax benefits from the filing of prior year U.S. federal tax returns which included favorable adjustments due to an IRS-approved change in expense methodology.  The reported rate is also impacted by the tax benefit resulting from excess tax benefits on share-based compensation. Excluding special gains and charges and discrete tax items, the adjusted tax rate was 19.5% in the third quarter of 2018 compared with 23.3% for the same period last year. The decrease in the adjusted tax rate was primarily driven by changes in the U.S. tax law and global tax planning strategies.

Ecolab reacquired 0.7 million of its common stock during the third quarter of 2018.

The net of this performance is that Ecolab reported third quarter diluted earnings per share of $1.48 compared with $1.34 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, third quarter adjusted diluted earnings per share were $1.53 compared with $1.38 last year.  Currency translation had a $0.03 unfavorable impact on third quarter 2018 adjusted diluted earnings per share.

SUMMARY BALANCE SHEET AND

SELECTED BALANCE SHEET MEASURES

(unaudited)	September 30
($ millions)	2018	2017
Cash and cash eq.	$ 203.6	$ 209.1
Accounts receivable, net	2,652.7	2,530.5
Inventories	1,587.9	1,509.6
Other current assets	378.1	363.2
PP&E, net	3,778.0	3,617.2
Goodwill and intangibles	10,898.8	11,194.0
Other assets	463.5	433.8
Total assets	$ 19,962.6	$ 19,857.4

Short-term debt	$ 769.4	$ 1,073.0
Accounts payable	1,195.3	1,115.9
Other current liabilities	1,625.1	1,609.7
Long-term debt	6,334.8	6,484.5
Pension/Postretirement	966.9	983.7
Other liabilities	1,088.1	1,323.2
Total equity	7,983.0	7,267.4
Total liab. and equity	$ 19,962.6	$ 19,857.4

	September 30
(unaudited)	2018	2017
Total Debt/Total Capital	47.1%	51.0%
Net Debt/Total Capital	46.4%	50.3%
Net Debt/EBITDA	2.3	2.6
Net Debt/Adjusted EBITDA	2.2	2.5

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 46% at September 30, 2018, with the net debt to adjusted EBITDA ratio at 2.2 times.

SELECTED CASH FLOW ITEMS

	Nine Months Ended
(unaudited)	September 30
($ millions)	2018	2017
Cash from op. activities	$ 1,450.4	$ 1,444.9
Depreciation	461.5	437.0
Amortization	238.9	228.5
Capital expenditures	634.1	594.0

FORECAST

We expect the good sales momentum to continue and yield strong top line gains for the full year 2018. Sales growth has improved over last year across all of our segments, driven by aggressive sales efforts and new products, and our pricing is accelerating.  We expect consolidated gross margins for 2018 to be lower than last year, reflecting the very strong and ongoing delivered product cost increases experienced this year, with a lower selling, general and administrative ratio to sales, higher other income and lower interest expense and tax rate.  Ecolab expects 2018 adjusted diluted earnings per share to rise approximately 11% to 13% to the $5.20 to $5.30 range, excluding special gains and charges and discrete tax items, as the expected improved volume growth, accelerating pricing and rising benefits from our cost efficiency actions more than offset the impact of significantly higher delivered product costs.  Our full year forecast earnings per share range includes the loss of Equipment Care income which will reduce earnings per share by an expected $0.03 per share.  At current rates of exchange, we expect foreign currency translation to have a $0.01 unfavorable impact on diluted earnings per share, which is approximately $0.04 unfavorable to our previous expectation.

We look for fourth quarter adjusted diluted earnings per share to be in the $1.49 to $1.59 range, up 8% to 15% compared with $1.38 earned last year.  We look for solid acquisition adjusted fixed currency sales growth in all our segments. Pricing should again exceed the higher delivered product cost increases in the quarter as we continue our work to improve margins.  We expect consolidated gross margins and selling, general and administrative ratio to sales to both be lower when compared to last year, with higher other income and an improved adjusted tax rate versus 2017.  The fourth quarter tax rate forecast is based on our interpretation of existing tax rules; potential future guidance, including regulations not yet issued, could impact the forecasted tax rate.  At current rates of exchange, we expect foreign currency to have an unfavorable $0.04 impact on fourth quarter diluted earnings per share.

SUMMARY

In summary, we continue to see strong sales momentum, and along with accelerated pricing and cost efficiency, we are more than offsetting still-rising delivered product costs.  Operating income has accelerated through the year, and when combined with our continued product innovation and improved cost efficiency, we expect attractive earnings per share growth in 2018, rising 11% to 13%.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing, productivity improvement and cost efficiency, and take the right actions to drive profitable growth in this challenging delivered product cost environment.  We expect to deliver attractive earnings per share growth in 2018, and exit the year with strong volume, pricing and operating income momentum to drive margin improvement and superior earnings growth for the future.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2018 fourth quarter and full-year financial and business results, sales and earnings growth, adjusted gross margin, SG&A ratios to sales, interest expense, tax rate, shares outstanding, margins, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, cost savings, currency translation, the impact of M&A transactions and actions, impacts associated with the adoption of new accounting standards and timing, amount and type of restructuring costs and savings from restructuring activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2018. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the third quarter 2018 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent)	2018	2017	2018	2017

Net sales
Reported GAAP net sales	$ 3,747.2	$ 3,564.5	$ 10,907.7	$ 10,186.9
Effect of foreign currency translation	127.7	78.9	207.5	332.3
Non-GAAP fixed currency sales	3,874.9	3,643.4	11,115.2	10,519.2
Effect of acquisitions and divestitures	(44.4)	(61.2)	(159.5)	(177.6)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,830.5	$ 3,582.2	$ 10,955.7	$ 10,341.6

Cost of Sales
Reported GAAP cost of sales	$ 2,200.2	$ 2,064.6	$ 6,438.4	$ 5,961.8
Special (gains) and charges	3.6	0.3	3.5	26.2
Non-GAAP adjusted cost of sales	$ 2,196.6	$ 2,064.3	$ 6,434.9	$ 5,935.6

Gross Margin
Reported gross margin	41.3%	42.1%	41.0%	41.5%
Non-GAAP adjusted gross margin	41.4%	42.1%	41.0%	41.7%

Operating income
Reported GAAP operating income	$ 516.2	$ 564.1	$ 1,365.1	$ 1,340.9
Effect of foreign currency translation	21.5	12.4	31.0	41.1
Non-GAAP fixed currency operating income	537.7	576.5	1,396.1	1,382.0
Special (gains) and charges	79.2	5.2	117.2	74.1
Non-GAAP adjusted fixed currency operating income	616.9	581.7	1,513.3	1,456.1
Effect of acquisitions and divestitures	(4.5)	(1.5)	(8.9)	(7.7)
Non-GAAP acquisition adjusted fixed currency operating income	$ 612.4	$ 580.2	$ 1,504.4	$ 1,448.4

Operating Income Margin
Reported GAAP operating income margin	13.8%	15.8%	12.5%	13.2%
Non-GAAP adjusted fixed currency operating income margin	15.9%	16.0%	13.6%	13.8%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent and per share)	2018	2017	2018	2017

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 435.4	$ 393.2	$ 1,034.0	$ 942.0
Special (gains) and charges, after tax	60.1	2.4	88.7	53.2
Discrete tax net expense (benefit)	(47.2)	8.3	(35.2)	(24.2)
Non-GAAP adjusted net income attributable to Ecolab	$ 448.3	$ 403.9	$ 1,087.5	$ 971.0

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.48	$ 1.34	$ 3.53	$ 3.20
Special (gains) and charges, after tax	0.20	0.01	0.30	0.18
Discrete tax net expense (benefit)	(0.16)	0.03	(0.12)	(0.08)
Non-GAAP adjusted diluted EPS	$ 1.53	$ 1.38	$ 3.71	$ 3.30

Provision for Income Taxes
Reported GAAP tax rate	9.0%	24.6%	17.2%	21.7%
Special gains and charges	2.1	0.3	0.6	0.4
Discrete tax items	8.4	(1.6)	2.6	1.9
Non-GAAP adjusted tax rate	19.5%	23.3%	20.4%	24.0%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,608.6	$ 1,321.8
Provision for income taxes	196.4	380.3
Interest expense, net	246.1	245.6
Depreciation	618.7	575.6
Amortization	321.8	312.4
EBITDA	$ 2,991.6	$ 2,835.7
Special (gains) and charges impacting EBITDA	83.4	82.0
Adjusted EBITDA	$ 3,075.0	$ 2,917.7

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended September 30
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,411.6	($22.7)	$ 1,388.9	$ 1,309.4	($9.4)	$ 1,300.0
Global Institutional	1,340.8	(6.3)	1,334.5	1,268.9	-	1,268.9
Global Energy	889.6	(0.1)	889.5	817.5	(6.0)	811.5
Other	232.9	(15.3)	217.6	247.6	(45.8)	201.8
Subtotal at fixed currency rates	3,874.9	(44.4)	3,830.5	3,643.4	(61.2)	3,582.2
Currency impact	(127.7)			(78.9)
Consolidated reported GAAP net sales	$ 3,747.2			$ 3,564.5

Operating Income
Global Industrial	$ 224.9	($1.7)	$ 223.2	$ 217.4	$ 1.0	$ 218.4
Global Institutional	292.5	(0.2)	292.3	276.1	-	276.1
Global Energy	94.1	0.1	94.2	89.8	0.4	90.2
Other	48.3	(2.7)	45.6	41.4	(2.9)	38.5
Corporate	(42.9)	-	(42.9)	(43.0)	-	(43.0)
Adjusted at fixed currency rates	616.9	(4.5)	612.4	581.7	(1.5)	580.2
Special (gains) and charges	79.2			5.2
Reported OI at fixed currency rates	537.7			576.5
Currency impact	(21.5)			(12.4)
Consolidated reported GAAP operating income	$ 516.2			$ 564.1

	Nine Months Ended September 30
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 4,001.4	($68.0)	$ 3,933.4	$ 3,754.7	($19.5)	$ 3,735.2
Global Institutional	3,870.5	(56.5)	3,814.0	3,646.3	(0.1)	3,646.2
Global Energy	2,590.7	(0.4)	2,590.3	2,406.6	(20.0)	2,386.6
Other	652.6	(34.6)	618.0	711.6	(138.0)	573.6
Subtotal at fixed currency rates	11,115.2	(159.5)	10,955.7	10,519.2	(177.6)	10,341.6
Currency impact	(207.5)			(332.3)
Consolidated reported GAAP net sales	$ 10,907.7			$ 10,186.9

Operating Income
Global Industrial	$ 527.9	($3.5)	$ 524.4	$ 529.4	$ 0.6	$ 530.0
Global Institutional	743.2	(3.6)	739.6	720.0	-	720.0
Global Energy	256.4	1.6	258.0	232.8	(0.8)	232.0
Other	114.7	(3.4)	111.3	102.7	(7.5)	95.2
Corporate	(128.9)	-	(128.9)	(128.8)	-	(128.8)
Adjusted at fixed currency rates	1,513.3	(8.9)	1,504.4	1,456.1	(7.7)	1,448.4
Special (gains) and charges	117.2			74.1
Reported OI at fixed currency rates	1,396.1			1,382.0
Currency impact	(31.0)			(41.1)
Consolidated reported GAAP operating income	$ 1,365.1			$ 1,340.9

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.00	$ 1.86	$ 1.34	$ 3.20	$ 1.92	$ 5.12
Adjustments:
Special (gains) and charges (1)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (2)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	0.54	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.12	$ 1.92	$ 1.38	$ 3.30	$ 1.38	$ 4.68

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53
Adjustments:
Special (gains) and charges (3)	0.07	0.03	0.10	0.20	0.30
Discrete tax expense (benefits) (4)	0.00	0.04	0.04	(0.16)	(0.12)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter. The fourth quarter 2017 special (gains) and charges also included a gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax, which were partially offset by tax benefits on the repatriation of cash to the U.S. of $7.8 million, net of tax.

(2) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, $2.4 million and $10.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7 million was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits were driven primarily by $319.0 million benefit for repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by $160.1 million expense for the U.S. tax reform one-time repatriation tax on foreign earnings.

(3) Special (gains) and charges for 2018 includes a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million and $60.2 million, net of tax, in the first, second and third quarters, respectively, acquisition and integration costs of $0.3 million, $0.9 million and $1.5 million, net of tax, in the first, second and third quarters, respectively, and litigation and other charges and (gains) of $0.3 million, $1.0 million and ($1.6 million), net of tax, in the first, second and third quarters, respectively.

(4) Discrete tax expense (benefits) includes $6.8 million, $6.0 million and $10.7 million of tax benefits associated with stock compensation excess tax benefits in the first, second and third quarters, respectively.  Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million and $4.8 million in the first, second and third quarters, respectively. Discrete tax expense (benefits) also includes $4.6 million and $0.1 million of other tax benefits in the first and second quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.